Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Accepts Alternative Transaction Proposal and

Files Amended Plan of Reorganization

Cambridge, MA, March 8, 2011 – Molecular Insight Pharmaceuticals, Inc. (OTCQB™: MIPIQ) (PINKSHEETS: MIPIQ) today announced that it had accepted an alternative transaction proposal regarding its restructuring and filed an amended plan of reorganization and an amended disclosure statement with the U.S. Bankruptcy Court for the District of Massachusetts in connection with the Company’s Chapter 11 reorganization case that was commenced on December 9, 2010 under the U.S. Bankruptcy Code.

Previously, the Court entered an order authorizing the assumption by the Company of an Investment Agreement with Savitr Capital LLC and further authorized the Company to actively solicit, during a 30-day period commenced on January 20, 2011, inquiries, proposals, offers, and bids from, and negotiate with, any person regarding any alternative transaction such as an acquisition, or other sale or purchase transaction or refinancing. During this period the Company received an alternative transaction proposal from certain holders of the Company’s Senior Secured Floating Rate Bonds due 2012 and negotiated that proposal with those holders. The Board of Directors of the Company determined that the Bondholder proposal would offer a better chance for the Company’s successful emergence from Chapter 11 and constituted a superior proposal. On March 1, 2011 the Board authorized the Company to enter into a Plan Support Agreement with certain holders of the Bonds (the “Consenting Bondholders”) and related letter agreements with certain of the Consenting Bondholders and their affiliate entities reflecting the alternative transaction. As a result, the Company notified Savitr of its termination of the existing Investment Agreement.

Under the Plan Support Agreement and the related letter agreements, the Consenting Bondholders are committed to support an amended plan of reorganization, pursuant to which, among other things (i) in exchange for the discharge of the Bonds, the holders of the Bonds will receive a 100% equity interest in the reorganized Company in the form of preferred stock, and the existing equity securities of the Company will be cancelled, (ii) certain of the Consenting Bondholders and their affiliate entities have committed to provide (a) if requested by the Company, a debtor-in-possession (DIP) financing of up to $10 million, and (b) an exit financing facility of $40 million (the proceeds from which will be used to repay the DIP financing, among other things), subject to certain conditions, and (iii) the Company will become a private company. In exchange for the commitments to provide the DIP financing and the exit financing, the Company will pay certain fees in the form of cash and warrants to the DIP lenders and exit financing lenders or their affiliate entities making such commitments, the cash component of which the Company currently estimates to be approximately $2 million.

The Bondholder alternative transaction is subject to a number of conditions, including but not limited to, the emergence of Molecular Insight from bankruptcy protection by May 16, 2011, adherence to a cash collateral budget, as well as certain bankruptcy-related preconditions, including the entry of certain final orders by the Bankruptcy Court incorporating, among other items, a confirmation order related to the amended plan of reorganization. There is no assurance either that the Court will approve the amended plan of reorganization, or that the alternative transaction will be consummated.

The Plan Support Agreement and related letter agreements are being filed on Form 8-K with the Securities and Exchange Commission (“SEC”).

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery, development and commercialization of targeted therapeutic and molecular imaging pharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information, please visit the Company’s website: www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our pending Chapter 11 filing, contemplated debt-for-equity exchange and

Molecular Insight Accepts Alternative Transaction Proposal and

Files Amended Plan of Reorganization

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debtor-in-possession financing and exit financing, cancellation of existing equity interest in the Company, possibility of becoming a private company, and our ability to consummate the transactions contemplated by the Plan Support Agreement or otherwise. Such forward-looking statements may also include, but are not limited to, the potential adverse impact of the Chapter 11 proceedings on our business, financial condition, or results of operations; our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time, and to develop, prosecute, confirm, and consummate our plan of reorganization and the transactions contemplated by such plan; general economic conditions; the timing and expenses related to Chapter 11 restructuring or otherwise; and those factors identified in our filings with the SEC. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about our court filings and claims information on www.omnimgt.com/molecular. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Mark A. Attarian

Interim Executive Vice President and

Chief Financial Officer

617.492.5554

mattarian@molecularinsight.com